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As filed with the Securities and Exchange Commission on May 2, 2001

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THOMAS & BETTS CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	22-1326940 (I.R.S. employer identification no.)

8155 T&B Boulevard
Memphis, Tennessee 38125
(Address of principal executive offices, including zip code)

Thomas & Betts Corporation 2001 Stock Incentive Plan
(Full title of the plan)

Jerry Kronenberg
Vice President-General Counsel and Secretary
Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Jean D. Renshaw, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
(215) 988-2700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $0.10 per share and Preferred Stock Purchase Rights(1)	782,001 Shares 1,717,999 Shares	$19.2550 $20.00	$15,057,429 $34,359,980

Total	2,500,000		$49,417,409	$12,354.35

(1)
The Preferred Stock Purchase Rights currently trade with the Registrant's Common Stock. Value attributable to the Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

(2)
This registration statement also covers an indeterminate amount of shares of Common Stock as may become issuable under the plan in connection with share splits, share dividends or similar transactions.

(3)
Estimated pursuant to Rule 457(h) solely for the purpose of calculating the fees. As to shares subject to outstanding but unexercised options the price and fee are computed based upon the price at which such options may be exercised. As to remaining shares available for issuance, the price and fee are calculated on the basis of $20 the average of the highest and lowest prices of the

  Common Stock on the composite reporting system for stocks listed on the New York Stock Exchange on April 30, 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
(NOT REQUIRED TO BE FILED AS PART OF THIS REGISTRATION STATEMENT)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents which have been filed by Thomas & Betts Corporation (the "Corporation" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement:

      (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and filed on March 29, 2001;

      (b) The Corporation's Current Reports on Form 8-K dated February 21, 2001 and filed on February 23, 2001; March 30, 2001 and filed on April 2, 2001 and April 29, 2001 and filed May 2, 2001; and

      (c) The description of the Corporation's common stock, par value $0.10 per share (the "Common Stock"), which is contained in the Corporation's registration statement on Form 8-A dated December 12, 1997 and filed December 15, 1997; and the Corporation's Report on Form 8-B dated May 2, 1996 and filed May 2, 1996, filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the shares of the Common Stock offered hereunder have been sold or which deregisters all of the shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein by reference modified or superseded such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    In accordance with Section 48-12-102 of the Tennessee Business Corporation Act, which permits Tennessee corporations to include provisions in their certificate of incorporation limiting the liability of officers and directors, Article VIII of the Registrant's Amended and Restated Charter provides:

  LIMITATION OF DIRECTOR LIABILITY. No person who is or was a director of the corporation, or such person's heirs, executors or administrators, shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Tennessee Business Corporation Act. Any repeal or modification of the provisions of this Article VIII, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.

    Sections 48-18-501 through 509 of the Tennessee Business Corporation Act ("Sections 48-18-501 through 509") confer broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another enterprise, or the legal representative of any such director, officer, trustee, employee or agent. The provisions of Section 48-18-501 through 509 are not exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaw, agreement, vote of shareholders or otherwise. Sections 48-18-501 through 509 also provide that powers granted pursuant to such Section may be exercised by the corporation notwithstanding the absence of any provision in its charter or bylaws authorizing the exercise of such powers.

    Article V of the Registrant's bylaws provides:

  Indemnification of Officers and Directors. Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Tennessee Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

      Section 2.  Right of Claimant to Bring Suit.  If a claim under Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Tennessee Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      Section 3.  Non-Exclusivity of Rights; Continuation of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Tennessee Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

      Section 4.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

    The Corporation has a liability insurance policy in effect which covers certain claims against any officer or director of the Corporation by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

Item 7.  Exemption From Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Amended and Restated Charter of the Corporation. (Filed as Exhibit 3.1 to the Corporation's 1999 Annual Report on Form 10-K, Commission File No. 1-4862, and incorporated herein by reference.)
4.2	Bylaws of the Corporation, as amended. (Filed as Exhibit 3.2 to the Corporation's 1999 Annual Report on Form 10-K, Commission File No. 1-4682, and incorporated herein by reference.)
5	Opinion of Penelope Y. Turnbow, Esq.
10.1	2001 Stock Incentive Plan and Form of Stock Option Agreement.
23	Consent of KPMG LLP, independent public accountants.
24	Powers of Attorney

Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 2nd day of May 2001.

THOMAS & BETTS CORPORATION (Registrant)
By:	/s/ JOHN P. MURPHY John P. Murphy Senior Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 2, 2001 by the following persons in the capacities indicated.

Signature	Title

/s/ T. KEVIN DUNNIGAN* T. Kevin Dunnigan	Chairman, President and Chief Executive Officer
/s/ ERNEST H. DREW* Ernest H. Drew	Director
/s/ JEANANNE K. HAUSWALD* Jeananne K. Hauswald	Director
/s/ DEAN JERNIGAN* Dean Jernigan	Director
/s/ RONALD B. KALICH, SR.* Ronald B. Kalich, Sr.	Director
/s/ ROBERT A. KENKEL* Robert A. Kenkel	Director
/s/ KENNETH R. MASTERSON* Kenneth R. Masterson	Director
/s/ JOHN P. MURPHY* John P. Murphy	Senior Vice President and Chief Financial Officer
/s/ JEAN-PAUL RICHARD* Jean-Paul Richard	Director
/s/ JERRE L. STEAD* Jerre L. Stead	Director
/s/ WILLIAM H. WALTRIP* William H. Waltrip	Director
*By: /s/ JOHN P. MURPHY John P. Murphy	Attorney-in-fact May 2, 2001

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Amended and Restated Charter of the Corporation. (Filed as Exhibit 3.1 to the Corporation's 1999 Annual Report on Form 10-K, Commission File No. 1-4862, and incorporated herein by reference.)
4.2	Bylaws of the Corporation, as amended. (Filed as Exhibit 3.2 to the Corporation's 1999 Annual Report on Form 10-K, Commission File No. 1-4682, and incorporated herein by reference.)
5	Opinion of Penelope Y. Turnbow, Esq.
10.1	2001 Stock Incentive Plan and Form of Stock Option Agreement.
23	Consent of KPMG LLP, independent public accountants.
24	Powers of Attorney

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS (NOT REQUIRED TO BE FILED AS PART OF THIS REGISTRATION STATEMENT)
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX